CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nuveen Investment Trust III of our report dated October 29, 2025, relating to the financial statements and financial highlights of Nuveen Floating Rate Income Fund and Nuveen High Yield Income Fund, which appears in Nuveen Investment Trust III’s Certified Shareholder Report on Form N-CSR for the year ended August 31, 2025. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

December 26, 2025